Exhibit 10.38

AMENDED AND RESTATED

EXECUTIVE SEVERANCE AGREEMENT

This Amended and Restated Executive Severance Agreement (this “Agreement”) is made as of this 26th day of September, 2008, between Apria Healthcare Group Inc., a Delaware corporation (the “Company”), and Peter A. Reynolds (the “Executive”).

RECITALS

A. It is the desire of the Company to retain the services of the Executive and to recognize the Executive’s contribution to the Company.

B. The Company and the Executive wish to set forth certain terms and conditions of the Executive’s employment.

C. The Company wishes to provide to the Executive certain benefits in the event that his employment is terminated by the Company without Cause (as defined below) or in the event that he terminates employment for Good Reason (as defined below), in order to encourage the Executive’s performance and continued commitment to the Company.

D. This Agreement amends and restates in its entirety that certain Executive Severance Agreement by and between the Company and the Executive dated as of August 8, 2007 (the “Prior Severance Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Positions and Duties. During the period of his employment with the Company (the “Period of Employment”), the Executive shall serve in such positions and undertake such duties and have such authority as the Company, through its Chief Executive Officer, shall assign to the Executive from time to time in the Company’s sole and absolute discretion. The Company has the right to change the nature, amount or level of authority and responsibility assigned to the Executive at any time, for any reason or no reason, and with or without cause. The Company may also change the title or titles assigned to the Executive at any time, for any reason or no reason, and with or without cause. The Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive further agrees that he shall not undertake any outside activities which create a conflict of interest with his duties to the Company, or which, in the judgment of the Chief Executive Officer or Board of Directors of the Company, interfere with the performance of the Executive’s duties to the Company.

2. Compensation and Benefits. During the Period of Employment, the Executive shall be entitled to the compensation and benefits set forth in this Section 2.

(a) Salary. During the Period of Employment, the Executive’s salary shall be such salary as the Company assigns to him from time to time in accordance with its regular practices and policies. The Company may, in its sole discretion, change such salary on a prospective basis at any time.

(b) Bonus. During the Period of Employment, the Executive shall be entitled to participate in the Company’s Incentive Compensation Plan or such other bonus plans applicable to his position as may be in effect from time to time. The parties to this Agreement recognize that such bonus plans may be amended and/or terminated by the Company at any time without the consent of the Executive in accordance with the terms of such bonus plans.

(c) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by the Executive in performing services for the Company in accordance with the Company’s reimbursement policies as they may be in effect from time to time. The parties to this Agreement recognize that such policies may be amended and/or terminated by the Company at any time without the consent of the Executive. In all events, any reimbursement made to the Executive pursuant to this Section 2(c) shall be made not later than the end of the calendar year following the year in which the related expense was incurred.

(d) Other Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company (including, without limitation, stock option plans or agreements and insurance, retirement and vacation plans, the deferred compensation plan and any other programs and arrangements), in accordance with the terms of such plans, programs or arrangements as they shall be in effect from time to time; provided, however, that nothing herein shall entitle the Executive to any specific awards under the Company’s equity compensation plans or other discretionary employee benefit plans. The parties to this Agreement recognize that the Company may terminate or modify such plans, programs or arrangements at any time without the consent of the Executive.

3. Grounds for Termination. The Executive’s employment may be terminated by the Company or Executive at any time, for any reason or no reason, with or without Cause or Good Reason (as such terms are defined below), and except as expressly provided herein, with or without any advance notice. Executive’s employment may end for any one of the following reasons:

(a) Without Cause or Good Reason. The Executive or the Company may terminate the Executive’s employment at any time, without Cause (in the case of the Company) or for Good Reason (in the case of Executive), by giving the other party to this Agreement at least thirty (30) days advance written notice of such termination.

(b) Death. The Executive’s employment hereunder shall terminate upon his death.

(c) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been unable to perform the essential functions of his position, even with reasonable accommodation that does not impose an undue hardship on the Company, on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period), shall not have returned to the performance of his duties hereunder on a full-time basis (a “disability”), the Company may terminate the Executive’s employment on account of such disability.

(d) Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement (except as set forth below), “Cause” shall mean that the Chief Executive Officer of the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has (i) engaged in or committed willful misconduct; (ii) engaged in or committed theft, fraud or other illegal conduct; (iii) refused or demonstrated an unwillingness to substantially perform his duties for a 30-day period after written demand for substantial performance that refers to this paragraph and is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; (iv) refused or demonstrated an unwillingness to reasonably cooperate in good faith with any Company or government investigation or provide testimony therein (other than such failure resulting from the Executive’s disability); (v) engaged in or committed insubordination; (vi) engaged in or committed any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company; (vii) willfully violated his fiduciary duty or his duty of loyalty to the Company or the Company’s Code of Ethical Business Conduct in any material respect; (viii) used alcohol or drugs (other than drugs prescribed to the Executive by a physician and used by the Executive for their intended purpose for which they had been prescribed) in a manner which materially and repeatedly interferes with the performance of his duties hereunder or which has the effect of materially injuring the reputation or business of the Company; or (ix) engaged in or committed a material breach of this Agreement for a 30-day period after written notification is delivered by the Company that specifically refers to this paragraph and identifies the manner in which the Company believes the Executive has materially breached this Agreement. For purposes of the above clauses (i), (vi) and (vii) of this Section 3(d), no act, or failure to act, on the Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without delivery to the Executive of a notice of termination signed by the Company’s Chief Executive Officer stating that in the good faith opinion of such officer signing the notice, the Executive has engaged in or committed conduct of the nature described in this paragraph, and specifying the particulars thereof in detail.

4. Payments upon Termination.

(a) Without Cause or with Good Reason. In the event that the Executive’s employment is terminated by the Company for any reason other than death, disability or Cause as defined in Sections 3(b), (c) and (d) of this Agreement, or in the event that the Executive terminates his employment hereunder with Good Reason as defined in Section 4(c) of this Agreement, the Executive shall be entitled to receive severance pay in an aggregate amount equal to 100% of his Annual Compensation, which shall be paid, subject to Section 11(b), in periodic installments in accordance with the Company’s customary payroll practices over a period of twelve (12) months, less any amounts required to be withheld by applicable law, with the first such installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 4(g)) occurs; provided, however, that any such payment shall be contingent upon the Executive’s execution and delivery to the Company of a valid release of all claims the Executive may have against the Company in the form attached hereto as Exhibit A (which may be modified only to the extent necessary to reflect developments in applicable law that would jeopardize enforceability of such release unless the modifications are not made) and continued compliance with the restrictive covenants described in Sections 7-9 below; and provided, further, that, if the Executive provides such release of claims, in no event shall the Executive be entitled to payment pursuant to this Section 4(a) of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for such release. The Company will also pay to the Executive any Accrued Obligations (as defined in Section 4(f) below).

(b) Annual Compensation. For purposes of this Section 4, the term “Annual Compensation” means an amount equal to the Executive’s annual base salary at the rate in effect on the date on which the Executive received or gave written notice of his termination, plus the sum of (i) an amount equal to the average of the annual bonuses with respect to the Company’s two (2) most recently completed fiscal years, if any, determined to be payable and/or paid to the Executive under the Company’s the Executive Bonus Plan (or comparable bonus plan) prior to such notice of termination, and (ii) an amount determined by the Company from time to time in its sole discretion to be equal to the annual cost for the Executive of obtaining medical, dental and vision insurance under COBRA. For purposes of calculating the Executive’s Annual Compensation under this Agreement in the event the Executive has been employed by the Company for a period which does not include two full annual bonus cycles, the average of the annual bonuses described in clause (i) above shall be deemed to be equal to (A) if clause (B) below does not apply, the Executive’s target bonus for the year of termination or (B) in the event that the Executive has been employed for a period which includes one (but not two) full annual bonus cycles prior to the termination of employment, the average of the earned annual bonus for the full bonus cycle during the Executive’s employment plus the Executive’s target bonus for the year of termination.

(c) Good Reason. For purposes of this Section 4 the term “Good Reason” means the occurrence of any of the following, without the written consent of the Executive:

(i)	any material reduction in the Executive’s annual base salary; provided that, for this purpose, in no event shall a general one-time “across-the-board” salary reduction not exceeding ten percent (10%) which is imposed simultaneously on all executive officers of the Company be considered a “material reduction”;

(ii)	the Company requires the Executive to be based at an office location which will result in an increase of more than thirty (30) miles in the Executive’s one-way commute (which the parties agree constitutes a “material” relocation), except in connection with a relocation of the Company’s principal executive offices; or

(iii)	failure of the Company to require a successor to expressly assume and perform this Agreement in accordance with Section 5(a) below.

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for “Good Reason” unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for Good Reason within sixty (60) days of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for “Good Reason” unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for such a “Good Reason.”

(d) Release of all Claims. The Executive understands and agrees that the Company’s obligation to pay the Executive severance pay under this Agreement is subject to the Executive’s execution and delivery to the Company of a valid written waiver and release of all claims which the Executive may have against the Company and/or its successors in the form attached hereto as Exhibit A (subject to modification as provided in Section 4(a)).

(e) No Mitigation or Offset. Notwithstanding anything herein to the contrary, the amount of any payment or benefit provided for in this Section 4 shall not be reduced, offset or subject to recovery by the Company or any of its subsidiaries or affiliates by reason of any compensation earned by the Executive as the result of employment by another employer after the Executive’s employment with the Company terminates for any reason. In addition, the Executive shall be under no obligation to seek other employment or to take any other actions to mitigate the amounts payable under this Section 4.

(f) Termination Due to Death, Disability or Cause; Termination by Executive Other Than for Good Reason. In the event that the Executive’s employment is terminated due to his death or disability, by the Company for Cause or by the Executive other than for Good Reason, the Company shall not be obligated to pay the Executive any amount other than accrued and unpaid vacation, reimbursement for business expenses incurred prior to his termination and in compliance with the Company’s reimbursement policies, any unpaid salary for days worked prior to the termination, all other amounts accrued or earned by the Executive through the date of termination under the then existing plans and policies of the Company, and any amounts owing in respect of the Company’s indemnification obligations to the Executive (collectively, the “Accrued Obligations”).

(g) Separation from Service. As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

6. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by telecopy, email or other form of written electronic transmission, by overnight courier or by registered or certified mail, postage prepaid, or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Peter Reynolds

1934 Port Locksleigh Place

Newport Beach, CA 92660

If to the Company:

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: Chief Executive Officer

With a copy to the attention of the Company’s General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Antisolicitation; Noncompetition.

(a) The Executive promises and agrees that, during the period of his employment by the Company and for a period of one year thereafter, he will not influence or attempt to influence customers or patients of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company, where the identity of the customer or patient, or any information concerning the relationship between the customer or patient and the Company, is a trade secret or other Confidential Material (as defined below).

(b) In order avoid the disclosure by the Executive of the Company’s trade secrets or other Confidential Material, the Executive promises and agrees that, during the period of his employment by the Company and for a period of one year thereafter, he will not enter business or work with or for, whether as an employee, consultant or otherwise, any of the following corporations or their respective subsidiaries or affiliates: Advanced Home Care Inc.; Allied Healthcare International; Almost Family Inc.; Amedisys Inc.; American HomePatient, Inc.; Arcadia Resources Inc.; Chartwell Diversified Services Inc.; Chemed Corp.; Critical Homecare Solutions Holdings Inc; Gentiva Health Services, Inc.; Landauer Metropolitan, Inc.; LHC Group, Inc.; LifeCare Solutions, Inc.; Lincare Holdings, Inc.; Matria Healthcare Inc.; Medco Health Solutions, Inc.; Pacific Pulmonary Services Corporation; Rotech Healthcare, Inc.; The MED Group; Van G. Miller & Associates; Wright & Filippis; and the home healthcare and infusion businesses of Air Products & Chemicals, Inc., Praxair, Inc., Walgreen Co. and CVS Corp. and their respective parent, affiliated and subsidiary companies.

(c) The Executive expressly acknowledges and agrees that if the Company has a reasonable good faith belief that he is in violation of any of the restrictive covenants set forth in this Section 7, then the Company, following written notice to the Executive explaining the basis for its belief, may suspend any future payments scheduled to be made pursuant to Section 4, unless and until the Executive establishes to the Company’s reasonable good faith satisfaction that no such violation has occurred. In addition, the Company and the Executive acknowledge and agree that such cessation of payments shall be the Company’s sole and exclusive remedy of any breach by the Executive of any of the restrictive covenants set forth in this Section 7.

8. Soliciting Employees. The Executive promises and agrees that, for a period of one year following termination of his employment, he will not, directly or indirectly, solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his own employment to work for any other business, individual, partnership, firm, corporation, or other entity.

9. Confidential Information.

(a) The Executive, in the performance of his duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but not limited to systems technology, field operations, reimbursement, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to the Executive in confidence. Except in the performance of duties on behalf of the Company, the Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of the Executive’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, notes, disks, diskettes, tapes, magnetic media, photographs, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which the Executive prepares, uses or encounters during the course of his employment, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in the Executive’s possession or under the Executive’s control.

(b) The Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and at any time before, during or after the Executive’s employment with the Company shall constitute unfair competition. The Executive agrees he shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

10. Parachute Limitation. Notwithstanding any other provision of this Agreement, the Executive shall not have any right to receive any payment or other benefit under this Agreement, any other agreement, or any benefit plan if such right, payment or benefit, taking into account all other rights, payments or benefits to or for the Executive under this Agreement, all other agreements, and all benefit plans, would cause any right, payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a “Parachute Payment”). In the event that the receipt of any such right or any other payment or benefit under this Agreement, any other agreement, or any benefit plan would cause the Executive to be considered to have received a Parachute Payment under this Agreement, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments or benefits under this Agreement, any other agreements, and/or any benefit plans, that should be reduced or eliminated so as to avoid having the right, payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

11. Section 409A.

(a) It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, the Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 4(a) until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 11(b) shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death), and any such payments shall be increased by an amount equal to interest on such payments for the period commencing with the date such payment would have otherwise been made but for this Section 11(b) (the “Original Payment Date”) and ending on the date such payment is actually made, at an interest rate equal to the prime rate in effect as of the Original Payment Date plus one point (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). The provisions of this Section 11(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

12. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

13. Severability. The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment by the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association’s National Rules for Resolution of Employment Disputes as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7, 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond, and provided, further, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of employment termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each party shall pay its own attorneys’ fees and costs. If any party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party. The fees and expenses of the arbitrator and the arbitration shall be borne by the Company.

16. Entire Agreement. This Agreement (including the attached exhibit), sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein (including, without limitation, the Prior Severance Agreement) is hereby terminated and canceled.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

APRIA HEALTHCARE GROUP INC.

By:
	Name:	Lawrence M. Higby
	Title:	Chief Executive Officer

EXECUTIVE

By:
	Name:	Peter A. Reynolds

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is made as of the      day of             , 20    , by and between             , an individual (“Executive”), and Apria Healthcare Group Inc., a Delaware corporation (“Apria”). In consideration of the payments and benefits described in paragraph 1 below to be provided to Executive pursuant to that certain Executive Severance Agreement, dated[             , 2008], to which Executive and Apria are parties (the “Severance Agreement”), the sufficiency of which is acknowledged hereby, Executive and Apria agree as follows:

1. In consideration of Executive’s general release of claims, his agreements in paragraphs 7, 8 and 9 of the Severance Agreement, and his other promises set forth herein, Apria shall pay to Executive the following amounts:

(a) a total of $        in severance compensation, subject to standard withholding for federal and state taxes, which shall be payable in accordance with Apria’s regular payroll procedures in 26 consecutive bi-weekly installments over the 12-month period beginning on                     , each in the gross amount of $        ; and

(b) all earned but unpaid vacation and holiday pay and all salary amounts earned but not yet paid, subject to standard withholding for federal and state taxes, payable on or as soon as practicable after                     .

2. On or before                     , Executive shall return to Apria his company-provided laptop computer, cell phone, BlackBerry, credit cards, electronic fuel card, electronic building access cards, toll road FasTrak transmitter and all other property of Apria. He shall not take or copy in any form or manner any financial information, lists of customers, prices, or any other confidential and proprietary materials or information of Apria.

3. Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Apria or Executive of any violation of Apria’s policies or procedures, or state or federal laws or regulations. This Release may be introduced, however, in any proceeding to enforce the Release. Such introduction shall be pursuant to an order protecting its confidentiality.

4. Except for (i) those obligations created by or arising out of this Release, (ii) any rights Executive may have under stock option, stock appreciation right and restricted stock unit agreements with Apria and any retirement, 401(k), or similar benefit plans of Apria, and (iii) the continuing right to indemnification as provided by applicable law or in Apria’s bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Apria where the basis of the claims against him consists of acts or omissions taken or made in such capacity, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Apria, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and

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successors, past and present, and each of them, hereinafter together and collectively (including Apria) referred to as the “Apria Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Apria Releasees, arising out of or in any way connected with his employment relationship with any Apria Releasee, or his voluntary resignation from employment with the Apria Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Apria Releasee committed or omitted prior to the date of this Release, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment Practices Act, the Equal Pay Laws, the Workers’ Compensation Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, the state and federal Worker Adjustment and Retraining Notification Act, the California Business and Professions Code, or any common law or statutory claim for fraud, wrongful termination, violation of public policy or defamation, or any claim for compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

5. It is the intention of Executive in executing this Release that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

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6. The terms and conditions of this Release shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) or as otherwise may be required by law or court order. Without limiting the generality of the foregoing, neither Apria nor Executive will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Release or the events which led to its execution. Except as provided above with respect to SEC rules and regulations or as otherwise may be required by law or court order, if inquiry is made of Apria concerning any of the claims released by this Release or relating to Executive’s employment with Apria, Apria shall provide to third parties Executive’s dates of employment with Apria and its predecessors and his job titles during such employment, in accordance with the normal practices of Apria’s human resources department.

7. Executive expressly acknowledges and agrees that, by entering into this Release, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges that:

(a) He is hereby advised in writing by this Release to consult with an attorney before signing this Release.

(b) He was given a copy of this Release on                     , and informed that he had 21 days within which to consider this Release, although he is free to execute this Release anytime within that 21-day period as indicated in Section 18 below; and

(c) He was informed that he has seven days following the date of his execution of this Release in which to revoke the Release, which revocation may be effected by means of a written notice sent to the General Counsel of Apria at Apria’s corporate headquarters, provided that in all events any revocation must be received by Apria during the seven-day revocation period.

(d) Apria and Executive agree that this Release will not become effective or enforceable until the seven-day revocation period has expired without Executive’s having revoked this Release.

8. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and he shall defend, indemnify and hold each of the Apria Releasees harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

9. Apria and Executive acknowledge that any employment or contractual relationship between them (including with any other Apria Releasee) will terminate on                     , that they have no further employment or contractual relationship except as may arise out of this Release and that Executive waives any right or claim to reinstatement as an employee of any Apria Releasee and will not seek employment in the future with Apria, unless by mutual consent.

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10. This Release shall be incorporated into and made a part of the Severance Agreement as of the date hereof. This Release together with the Severance Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Release does not, however, affect Executive’s rights under any Apria retirement, 401(k), or similar benefit plan. This Release also does not modify the provisions of any of Executive’s stock options, stock appreciation rights or restricted stock units.

11. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

12. This Release has been executed and delivered by Executive within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

13. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

14. Any dispute or controversy between Executive on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Release or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Executive’s employment with any Apria Releasee or the termination of Executive’s employment with any Apria Releasee, shall be submitted for resolution by arbitration in accordance with the provisions of the Severance Agreement. APRIA AND EXECUTIVE ACKNOWLEDGE, UNDERSTAND AND AGREE THAT IN THE EVENT OF A DISPUTE UNDER THIS RELEASE, EACH PARTY HAS WAIVED ANY RIGHT TO A JURY TRIAL AND A JUDICIAL RESOLUTION OF THE DISPUTE.

15. No waiver of any breach of any term or provision of this Release shall be construed to be, or shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

16. In entering this Release, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Release and have had the opportunity to have the Release explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

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17. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Release and which are not inconsistent with its terms.

18. Executive hereby declares as follows:

I,                     , hereby acknowledge that I was given 21 days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the 21-day period.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Release this      day of             , 20    .

[Executive]

APRIA HEALTHCARE GROUP INC.

By:
[Name]
[Title]

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